Exhibit 99.1

FINWISE BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
- Loan Originations of $5.0 Billion for 2024, including $1.3 Billion for Fourth Quarter -
- Net Income of $12.7 Million for 2024, including $2.8 Million for Fourth Quarter -
- Diluted Earnings Per Share of $0.93 for 2024, including $0.20 for Fourth Quarter -

MURRAY, UTAH — January 30, 2025 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter and fiscal year ended December 31, 2024.

Fourth Quarter 2024 Highlights
•Loan originations totaled $1.3 billion, compared to $1.4 billion for the quarter ended September 30, 2024, and $1.2 billion for the fourth quarter of the prior year
•Net interest income was $15.5 million, compared to $14.8 million for the quarter ended September 30, 2024, and $14.4 million for the fourth quarter of the prior year
•Net income was $2.8 million, compared to $3.5 million for the quarter ended September 30, 2024, and $4.2 million for the fourth quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.20 for the quarter, compared to $0.25 for the quarter ended September 30, 2024, and $0.32 for the fourth quarter of the prior year
•Efficiency ratio1 was 64.2%, compared to 67.5% for the quarter ended September 30, 2024, and 56.0% for the fourth quarter of the prior year
•Nonperforming loan balances were $36.4 million as of December 31, 2024, compared to $30.6 million as of September 30, 2024, and $27.1 million as of December 31, 2023. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $19.2 million, $17.8 million, and $15.0 million as of December 31, 2024, September 30, 2024, and December 31, 2023, respectively

“Our fourth quarter results capped off a strong 2024 for FinWise, as we made significant progress in our goal to expand and diversify our sources of revenue to enhance the company’s long-term growth,” said Kent Landvatter, CEO of FinWise. “We were also pleased with the rebound in loan originations from existing programs, as well as the number of new strategic programs we announced, including four new Lending programs, two of which include our Credit Enhancement product, one Payments and one Credit Card program. As we look ahead to 2025, we are excited about the outlook, and currently anticipate continued stability in originations from existing programs, acceleration in production from new and ramping programs, a strong pipeline for new partners and remain committed to generating positive operating leverage.”

1 See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

Selected Financial and Other Data

($ in thousands, except per share amounts)	As of and for the Three Months Ended			As of and for the Years Ended
	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
Amount of loans originated	$1,305,028	$1,448,251	$1,177,704	$5,015,662	$4,303,361
Net income	$2,793	$3,454	$4,156	$12,742	$17,460
Diluted EPS	$0.20	$0.25	$0.32	$0.93	$1.33
Return on average assets	1.6%	2.1%	2.9%	2.0%	3.5%
Return on average equity	6.5%	8.3%	10.8%	7.7%	11.9%
Yield on loans	14.01%	14.16%	16.21%	14.47%	17.05%
Cost of interest-bearing deposits	4.30%	4.85%	4.82%	4.57%	4.22%
Net interest margin	10.00%	9.70%	10.61%	9.99%	11.65%
Efficiency ratio(1)	64.2%	67.5%	56.0%	64.9%	53.4%
Tangible book value per share(2)	$13.15	$12.90	$12.41	$13.15	$12.41
Tangible shareholders’ equity to tangible assets(2)	23.3%	24.9%	26.5%	23.3%	26.5%
Leverage ratio (Bank under CBLR)	20.6%	20.3%	20.7%	20.6%	20.7%
Full-time equivalent employees	196	194	162	196	162
(1)    This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2)    Tangible shareholders’ equity to tangible assets is considered a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Interest Income
Net interest income was $15.5 million for the fourth quarter of 2024, compared to $14.8 million for the prior quarter and $14.4 million for the prior year period. The increase from the prior quarter was primarily due to an average balance increase in the loans held for investment (“HFI”) portfolio and a decrease in yields paid on interest-earning deposits, principally certificate of deposits. Further contributing to the increase from the prior quarter was a third quarter 2024 decrease in net interest income of $0.5 million for accrued interest not previously reversed at the time loans were deemed nonperforming. The increase from the prior year period was primarily due to increases in the average balances of loans held-for-sale and loans HFI portfolios and was partially offset by yield decreases on those same portfolios as well as decreased volumes and rates paid on the Company’s interest bearing deposits.

Loan originations totaled $1.3 billion for the fourth quarter, compared to $1.4 billion for the prior quarter of 2024 and $1.2 billion for the prior year period.

Net interest margin for the fourth quarter of 2024 was 10.00%, compared to 9.70% for the prior quarter and 10.61% for the prior year period. The increase in net interest margin from the prior quarter is primarily attributable to the current quarter decrease in the cost of certificates of deposits and the growth in the overall loan portfolio. The decrease from the prior year period is primarily attributable to the Company’s strategy to reduce the average credit risk in the loan portfolio by increasing its investment in higher quality but lower yielding loans.

Provision for Credit Losses
The Company’s provision for credit losses was $3.9 million for the fourth quarter of 2024, compared to $2.2 million for the prior quarter and $3.2 million for the prior year period. The provision for credit losses increased when compared to the prior quarter and prior year period due primarily to a net charge-off on the non-guaranteed portion of SBA loans in the fourth quarter of 2024 of $1.0 million.

Non-interest Income

	Three Months Ended
($ in thousands)	12/31/2024	9/30/2024	12/31/2023
Non-interest income
Strategic Program fees	$4,899	$4,862	$4,229
Gain on sale of loans	872	393	440
SBA loan servicing fees, net	181	87	572
Change in fair value on investment in BFG	(200)	(100)	200
Credit enhancement income	25	47	—
Other miscellaneous income	(174)	765	716
Total non-interest income	$5,603	$6,054	$6,157

The decrease in non-interest income from the prior quarter and prior year period was primarily due to a decrease in other miscellaneous income resulting from the $0.9 million charge-off of unamortized premium on approximately $160.0 million of callable CDs which were called during the fourth quarter of 2024 and replaced with lower cost CDs. This decrease was partially offset by the $0.5 million gain on sale of the guaranteed portion of SBA loans that occurred during the fourth quarter of 2024.

Non-interest Expense

	Three Months Ended
($ in thousands)	12/31/2024	9/30/2024	12/31/2023
Non-interest expense
Salaries and employee benefits	$9,375	$9,659	$7,396
Professional services	556	1,331	1,433
Occupancy and equipment expenses	1,094	1,046	923
Credit enhancement expense	5	3	—
Other operating expenses	2,534	2,010	1,751
Total non-interest expense	$13,564	$14,049	$11,503

The decrease in non-interest expense from the prior quarter was primarily due to a decrease in salaries and employee benefits resulting from bonus accrual reductions and a decrease in professional services expense resulting from a reduction in accruals for legal services. The increase in non-interest expense from the prior year period was primarily due to an increase in salaries and employee benefits due mainly to increasing headcount and other operating expenses driven by increased spending to support the growth in the Company’s business infrastructure.

Reflecting the expenses incurred to develop the Company’s business infrastructure, the Company’s efficiency ratio was 64.2% for the fourth quarter of 2024, compared to 67.5% for the prior quarter and 56.0% for the prior year period. As a result of the infrastructure build, the Company anticipates the efficiency ratio will remain elevated until the Company begins to realize the revenues associated with the new programs developed.

Tax Rate
The Company’s effective tax rate was 24.3% for the fourth quarter of 2024, compared to 25.1% for the prior quarter and 28.5% for the prior year period. The decrease from the prior quarter was due primarily to more favorable resolution of historical state tax matters during the fourth quarter of 2024. The decrease from the prior year period was primarily due to a reduction in permanent differences impacting income tax expense.

Net Income
Net income was $2.8 million for the fourth quarter of 2024, compared to $3.5 million for the prior quarter and $4.2 million for the prior year period. The changes in net income for the three months ended December 31, 2024 compared to the prior quarter and prior year period are the result of the factors discussed above.

Balance Sheet
The Company’s total assets were $746.0 million as of December 31, 2024, an increase from $683.0 million as of September 30, 2024 and $586.2 million as of December 31, 2023. The increase in total assets from September 30, 2024 was primarily due to continued growth in the Company’s loans HFI, net, and loans held-for-sale portfolios of $29.7 million and $7.6 million, respectively, as well as an increase of $21.5 million in interest-bearing cash deposits. The increase in total assets compared to December 31, 2023 was primarily due to increases in the Company’s loans HFI, net, and loans held-for-sale portfolios of $89.3 million and $44.1 million, respectively, as well as an increase in investment securities available-for-sale of $29.9 million, partially offset by a decrease of $17.0 million in interest-bearing deposits.

The following table shows the gross loans HFI balances as of the dates indicated:

	12/31/2024		9/30/2024		12/31/2023
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$255,056	54.8%	$251,439	57.9%	$239,922	64.5%
Commercial leases	70,153	15.1%	64,277	14.8%	38,110	10.2%
Commercial, non-real estate	3,691	0.8%	3,025	0.7%	2,457	0.7%
Residential real estate	51,574	11.1%	41,391	9.5%	38,123	10.2%
Strategic Program loans	20,122	4.3%	19,409	4.5%	19,408	5.2%
Commercial real estate:
Owner occupied	41,046	8.8%	32,480	7.5%	20,798	5.6%
Non-owner occupied	1,379	0.3%	2,736	0.7%	2,025	0.5%
Consumer	22,212	4.8%	19,206	4.4%	11,372	3.1%
Total period end loans	$465,233	100.0%	$433,963	100.0%	$372,215	100.0%

Note: SBA loans as of December 31, 2024, September 30, 2024 and December 31, 2023 include $158.7 million, $156.3 million and $131.7 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The HFI balance on Strategic Program loans with annual interest rates below 36% as of December 31, 2024, September 30, 2024 and December 31, 2023 was $3.1 million, $3.2 million and $3.6 million, respectively.

Total gross loans HFI as of December 31, 2024 increased compared to September 30, 2024 and December 31, 2023. The Company experienced growth across all loan portfolios, with the exception of non-owner occupied CRE, consistent with its strategy to increase its loan portfolio with higher quality, lower rate loans.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	12/31/2024		9/30/2024		12/31/2023
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$126,782	23.3%	$142,785	29.2%	$95,486	23.6%
Interest-bearing deposits:
Demand	71,403	13.1%	58,984	12.1%	50,058	12.4%
Savings	9,287	1.7%	9,592	1.9%	8,633	2.1%
Money market	16,709	3.0%	15,027	3.1%	11,661	2.9%
Time certificates of deposit	320,771	58.9%	262,271	53.7%	238,995	59.0%
Total period end deposits	$544,952	100.0%	$488,659	100.0%	$404,833	100.0%

The increase in total deposits from September 30, 2024 and December 31, 2023 was driven primarily by increases in brokered time certificates of deposits, which were added to fund loan growth and increase balance sheet liquidity. The increase in total deposits from December 31, 2023 was also driven primarily by an increase in noninterest-bearing demand deposits and interest-bearing demand deposits, primarily due to growth from new and existing customer relationships.

Total shareholders’ equity as of December 31, 2024 increased $3.4 million to $173.7 million from $170.4 million at September 30, 2024. Compared to December 31, 2023, total shareholders’ equity increased by $18.7 million from $155.1 million. The increase from September 30, 2024 was primarily due to the Company’s net income. The increase from December 31, 2023 was primarily due to the Company’s net income as well as the additional capital issued in exchange for the Company’s increased ownership in BFG, partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	12/31/2024	9/30/2024	12/31/2023	Well-Capitalized Requirement
Leverage ratio	20.6%	20.3%	20.7%	9.0%

The leverage ratio increase from the prior quarter resulted primarily from earnings generated by operations growing at a faster pace than average assets. The slight decrease in the leverage ratio from the prior year period resulted primarily from the growth in the loan portfolio. The Bank’s capital levels remain significantly above well-capitalized guidelines as of December 31, 2024.

Share Repurchase Program
Since the share repurchase program’s inception in March 2024 through December 31, 2024, the Company has repurchased a total of 44,608 shares for $0.5 million. There were no shares repurchased during the fourth quarter of 2024.

Asset Quality
The recorded balances of nonperforming loans were $36.4 million, or 7.8% of total loans HFI, as of December 31, 2024, compared to $30.6 million, or 7.1% of total loans HFI, as of September 30, 2024 and $27.1 million, or 7.3% of total loans HFI, as of December 31, 2023. The balances of nonperforming loans guaranteed by the SBA were $19.2 million, $17.8 million, and $15.0 million as of December 31, 2024, September 30, 2024 and December 31, 2023, respectively. The increase in nonperforming loans from the prior periods was primarily attributable to lingering financial stress on borrowers from the longer than expected higher interest rate environment. The Company’s allowance for credit losses to total loans HFI was 2.8% as of December 31, 2024 compared to 2.9% as of September 30, 2024 and 3.5% as of December 31, 2023. The decrease in the ratio from the prior quarter and prior year period was primarily due to the increased balance of the guaranteed portion of the SBA 7(a) program loans, growth in the balances of lower risk CRE, leasing and other HFI loan portfolios, and the shift in our Strategic Program HFI loan balances to programs with lower historical losses.

The Company’s net charge-offs were $3.2 million, $2.4 million and $3.4 million for the three months ended December 31, 2024, September 30, 2024, and December 31, 2023, respectively. The increase from the prior quarter is primarily due to charge-offs relating to SBA loans that moved to nonaccrual status in the fourth quarter as well as increased net charge-offs in the Strategic Program loans portfolio. The decrease from the prior year period is primarily due to increased recoveries during the fourth quarter of 2024.

The following table presents a summary of changes in the allowance for credit losses and asset quality ratios for the periods indicated:

	Three Months Ended
($ in thousands)	12/31/2024	9/30/2024	12/31/2023
Allowance for credit losses:
Beginning balance	$12,661	$13,127	$12,986
Provision for credit losses(1)	3,766	1,944	3,272
Charge offs
Residential real estate	(206)	(27)	(104)
Commercial real estate
Owner occupied	(411)	(103)	(561)
Non-owner occupied	—	(221)	—
Commercial and industrial	(555)	(96)	(281)
Consumer	(60)	(15)	(22)
Lease financing receivables		(113)	—
Strategic Program loans	(2,528)	(2,360)	(2,656)
Recoveries
Construction and land development	—	—	—
Residential real estate	6	3	3
Residential real estate multifamily	—	—	—
Commercial real estate
Owner occupied	112	219	(11)
Non-owner occupied	—	—	—
Commercial and industrial	—	2	1
Consumer	1	4	—
Lease financing receivables	77	8	—
Strategic Program loans	313	289	261
Ending Balance	$13,176	$12,661	$12,888

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	12/31/2024	9/30/2024	12/31/2023
Nonperforming loans:
Guaranteed	$19,204	$17,804	$14,966
Unguaranteed	17,227	12,844	12,161
Total nonperforming loans	$36,431	$30,648	$27,127
Allowance for credit losses	$13,176	$12,661	$12,888
Net charge offs	$3,249	$2,409	$3,370
Total loans held for investment	$465,233	$433,963	$372,215
Total loans held for investment less guaranteed balances	$306,482	$277,635	$240,471
Average loans held for investment	$454,474	$422,820	$350,852
Nonperforming loans to total loans held for investment	7.8%	7.1%	7.3%
Net charge offs to average loans held for investment (annualized)	2.8%	2.3%	3.8%
Allowance for credit losses to loans held for investment	2.8%	2.9%	3.5%
Allowance for credit losses to loans held for investment less guaranteed balances	4.3%	4.6%	5.4%
(1)    Excludes the provision for unfunded commitments.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the fourth quarter and year ended December 31, 2024. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13750402. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payments solutions to fintech brands. The Company is expanding and diversifying its business model by incorporating Payments (MoneyRailsTM) and BIN Sponsorship offerings. Its Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. Through its compliance oversight and risk management-first culture, the Company is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program or Fintech Banking and Payments Solutions service providers to comply with regulatory regimes, and the Company’s ability to adequately oversee and monitor its Strategic Program and Fintech Banking and Payments Solutions service providers; (c) the Company’s ability to maintain and grow its relationships with its service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) system failure or cybersecurity breaches of the Company’s network security; (g) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic and business conditions, either nationally or in the Company’s market areas; (j) increased national or regional competition in the financial services industry; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program or changes to the status of the Bank as an SBA Preferred Lender; (q) the value of collateral securing the Company’s loans; (r) the Company’s levels of nonperforming assets; (s) losses from loan defaults; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the Company’s ability to implement its growth strategy; (v) the Company’s ability to launch new products or services successfully; (w) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (x) interest-rate and liquidity risks; (y) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (z) dependence on the Company’s management team and changes in management composition; (aa) the sufficiency of the Company’s capital; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act and other anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) results of examinations of the Company by its regulators; (dd) the Company’s involvement from time to time in legal proceedings; (ee) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (ff) future equity and debt issuances; (gg) that the anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and such other businesses operate; and (hh) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent reports on Form 10-Q and Form 8-K.

The timing and amount of purchases under the Company’s share repurchase program will be determined by the Share Repurchase Committee based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	12/31/2024	9/30/2024	12/31/2023
ASSETS
Cash and cash equivalents
Cash and due from banks	$9,600	$7,705	$411
Interest-bearing deposits	99,562	78,063	116,564
Total cash and cash equivalents	109,162	85,768	116,975
Investment securities available-for-sale, at fair value	29,930	30,472	—
Investment securities held-to-maturity, at cost	12,565	13,270	15,388
Investment in Federal Home Loan Bank (“FHLB”) stock, at cost	349	349	238
Strategic Program loans held-for-sale, at lower of cost or fair value	91,588	84,000	47,514
Loans held for investment, net	447,812	418,065	358,560
Credit enhancement asset	111	86	—
Premises and equipment, net	16,328	17,099	14,630
Accrued interest receivable	3,566	3,098	3,573
SBA servicing asset, net	3,273	3,261	4,231
Investment in Business Funding Group (“BFG”), at fair value	7,700	7,900	4,200
Operating lease right-of-use (“ROU”) assets	3,564	3,735	4,293
Income tax receivable, net	8,868	3,317	2,400
Other assets	11,160	12,611	14,219
Total assets	$745,976	$683,031	$586,221

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$126,782	$142,785	$95,486
Interest-bearing	418,170	345,874	309,347
Total deposits	544,952	488,659	404,833
Accrued interest payable	1,494	647	619
Income taxes payable, net	4,423	—	1,873
Deferred taxes, net	899	1,036	748
PPP Liquidity Facility	64	106	190
Operating lease liabilities	5,302	5,542	6,296
Other liabilities	15,122	16,671	16,606
Total liabilities	572,256	512,661	431,165

Shareholders’ equity
Common stock	13	13	12
Additional paid-in-capital	56,926	56,214	51,200
Retained earnings	116,594	113,801	103,844
Accumulated other comprehensive income, net of tax	187	342	—
Total shareholders’ equity	173,720	170,370	155,056
Total liabilities and shareholders’ equity	$745,976	$683,031	$586,221

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	12/31/2024	9/30/2024	12/31/2023
Interest income
Interest and fees on loans	$18,388	$17,590	$16,192
Interest on securities	401	298	101
Other interest income	573	1,036	1,759
Total interest income	19,362	18,924	18,052

Interest expense
Interest on deposits	3,833	4,161	3,685
Total interest expense	3,833	4,161	3,685
Net interest income	15,529	14,763	14,367

Provision for credit losses	3,878	2,157	3,210
Net interest income after provision for credit losses	11,651	12,606	11,157

Non-interest income
Strategic Program fees	4,899	4,862	4,229
Gain on sale of loans, net	872	393	440
SBA loan servicing fees, net	181	87	572
Change in fair value on investment in BFG	(200)	(100)	200
Credit enhancement income	25	47	—
Other miscellaneous (loss) income	(174)	765	716
Total non-interest income	5,603	6,054	6,157

Non-interest expense
Salaries and employee benefits	9,375	9,659	7,396
Professional services	556	1,331	1,433
Occupancy and equipment expenses	1,094	1,046	923
Credit enhancement expense	5	3	—
Other operating expenses	2,534	2,010	1,751
Total non-interest expense	13,564	14,049	11,503
Income before income taxes	3,690	4,611	5,811

Provision for income taxes	897	1,157	1,655
Net income	$2,793	$3,454	$4,156

Earnings per share, basic	$0.21	$0.26	$0.33
Earnings per share, diluted	$0.20	$0.25	$0.32

Weighted average shares outstanding, basic	12,659,986	12,658,557	12,261,101
Weighted average shares outstanding, diluted	13,392,411	13,257,835	12,752,051
Shares outstanding at end of period	13,211,640	13,211,160	12,493,565

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts)

	Years Ended
	12/31/2024	12/31/2023
	(Unaudited)
Interest income
Interest and fees on loans	$68,892	$58,445
Interest on securities	897	338
Other interest income	4,563	5,751
Total interest income	74,352	64,534

Interest expense
Interest on deposits	15,440	9,974
Other interest expense	—	1
Total interest expense	15,440	9,975
Net interest income	58,912	54,559

Provision for credit losses	11,573	11,638
Net interest income after provision for credit losses	47,339	42,921

Non-interest income
Strategic Program fees	17,762	15,914
Gain on sale of loans, net	2,036	1,684
SBA loan servicing fees, net	1,137	1,842
Change in fair value on investment in BFG	(624)	(600)
Credit enhancement income	111	—
Other miscellaneous income	2,063	2,616
Total non-interest income	22,485	21,456

Non-interest expense
Salaries and employee benefits	35,205	25,751
Professional services	4,736	4,961
Occupancy and equipment expenses	4,240	3,312
Credit enhancement expense	8	—
Other operating expenses	8,646	6,540
Total non-interest expense	52,835	40,564
Income before income taxes	16,989	23,813

Provision for income taxes	4,247	6,353
Net income	$12,742	$17,460

Earnings per share, basic	$0.98	$1.38
Earnings per share, diluted	$0.93	$1.33

Weighted average shares outstanding, basic	12,612,455	12,488,564
Weighted average shares outstanding, diluted	13,228,869	12,909,648
Shares outstanding at end of period	13,211,640	12,493,565

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	12/31/2024			9/30/2024			12/31/2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits	$52,375	$573	4.35%	$78,967	$1,036	5.22%	$125,462	$1,759	5.56%
Investment securities	43,212	401	3.69%	33,615	298	3.53%	15,670	101	2.56%
Strategic Program loans held-for-sale	67,676	5,040	29.63%	70,123	4,913	27.87%	45,370	4,307	37.66%
Loans held for investment	454,474	13,348	11.68%	422,820	12,677	11.93%	350,852	11,885	13.44%
Total interest earning assets	617,737	19,362	12.47%	605,525	18,924	12.43%	537,354	18,052	13.33%
Noninterest-earning assets	55,767			56,290			32,202
Total assets	$673,504			$661,815			$569,556
Interest-bearing liabilities:
Demand	$57,305	$617	4.28%	$55,562	$547	3.92%	$47,784	$562	4.67%
Savings	9,192	9	0.40%	9,538	18	0.76%	8,096	13	0.65%
Money market accounts	15,726	147	3.73%	13,590	127	3.72%	13,419	53	1.55%
Certificates of deposit	272,799	3,060	4.46%	262,537	3,469	5.26%	234,088	3,057	5.18%
Total deposits	355,022	3,833	4.30%	341,227	4,161	4.85%	303,387	3,685	4.82%
Other borrowings	79	—	0.35%	112	—	0.35%	206	—	0.35%
Total interest-bearing liabilities	355,101	3,833	4.29%	341,339	4,161	4.85%	303,593	3,685	4.82%
Noninterest-bearing deposits	119,945			127,561			92,767
Noninterest-bearing liabilities	27,636			25,536			21,099
Shareholders’ equity	170,823			167,379			152,097
Total liabilities and shareholders’ equity	$673,505			$661,815			$569,556
Net interest income and interest rate spread		$15,529	8.18%		$14,763	7.58%		$14,367	8.51%
Net interest margin			10.00%			9.70%			10.61%
Ratio of average interest-earning assets to average interest- bearing liabilities			173.96%			177.40%			177.00%

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Years Ended
	12/31/2024			12/31/2023
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest-bearing deposits	$87,086	$4,563	5.24%	$110,866	$5,751	5.19%
Investment securities	26,691	897	3.36%	14,731	338	2.30%
Loans held for sale	58,896	17,698	30.05%	39,090	15,051	38.50%
Loans held for investment	417,207	51,194	12.27%	303,784	43,394	14.28%
Total interest earning assets	589,880	74,352	12.60%	468,472	64,534	13.78%
Noninterest-earning assets	47,598			25,269
Total assets	$637,478			$493,740
Interest-bearing liabilities:
Demand	$59,317	$2,108	3.55%	$45,454	$1,856	4.08%
Savings	9,574	66	0.69%	8,207	51	0.62%
Money market accounts	12,284	452	3.68%	13,665	362	2.65%
Certificates of deposit	256,575	12,814	4.99%	168,887	7,705	4.56%
Total deposits	337,750	15,440	4.57%	236,213	9,974	4.22%
Other borrowings	126	—	0.34%	251	1	0.35%
Total interest-bearing liabilities	337,876	15,440	4.57%	236,464	9,975	4.22%
Noninterest-bearing deposits	107,760			93,126
Noninterest-bearing liabilities	26,634			17,250
Shareholders’ equity	165,208			146,901
Total liabilities and shareholders’ equity	$637,478			$493,740
Net interest income and interest rate spread		$58,912	8.03%		$54,559	9.56%
Net interest margin			9.99%			11.65%
Ratio of average interest-earning assets to average interest- bearing liabilities			174.58%			198.12%

Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended			Years Ended
	12/31/2024	9/30/2024	12/31/2023	12/31/2024	12/31/2023
($ in thousands)
Non-interest expense	$13,564	$14,049	$11,503	$52,835	$40,564

Net interest income	15,529	14,763	14,367	58,912	54,559
Total non-interest income	5,603	6,054	6,157	22,485	21,456
Adjusted operating revenue	$21,132	$20,817	$20,524	$81,397	$76,015
Efficiency ratio	64.2%	67.5%	56.0%	64.9%	53.4%

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement . When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the potential future recovery of those losses is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. Any remaining income on such loans in excess of the amounts retained by FinWise and placed in the deposit reserve account are paid to the Strategic Program service provider. Income on such loans in excess of amounts retained by FinWise are expensed for services provided by the Strategic Program service provider including its legal commitment to indemnify or reimburse all credit or fraud losses pursuant to credit enhancement agreements. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. See the following reconciliations of non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures. Similar amounts for periods prior to the quarter ended December 31, 2024 were immaterial and therefore not separately disclosed.
The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement expenses on total interest income on loans HFI and average yield on loans HFI:

	As of and for the Three Months Ended			As of and for the Year Ended
($ in thousands; unaudited)	12/31/2024			12/31/2024
	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$454,474	$13,348	11.68%	$417,207	$51,194	12.27%
Less: credit enhancement expense		(5)			(8)
Net of adjustment for credit enhancement expenses	$454,474	$13,343	11.68%	$417,207	$51,186	12.27%

Total interest income on loans HFI net of credit enhancement expense and the average yield on loans HFI are non-GAAP measures that include the impact of credit enhancement expense on total interest income on loans HFI and the respective average yield on loans HFI, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Year Ended
	12/31/2024			12/31/2024
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$617,737	$15,529	10.00%	$589,880	$58,912	9.99%
Less: credit enhancement expense		(5)			(8)
Net of adjustment for credit enhancement expenses	$617,737	$15,524	10.00%	$589,880	$58,904	9.99%

Net interest income and net interest margin net of credit enhancement expense are non-GAAP measures that include the impact of credit enhancement expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement expense on non-interest expense:

($ in thousands; unaudited)	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Total non-interest expense	$13,564	$52,835
Less: credit enhancement expense	(5)	(8)
Total non-interest expense less credit enhancement expenses	$13,559	$52,827

Total non-interest expense less credit enhancement expense is a non-GAAP measure that illustrates the impact of credit enhancement expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Total non-interest income	$5,603	$22,485
Less: credit enhancement income	(25)	(111)
Total non-interest income less credit enhancement income	$5,578	$22,374

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of December 31, 2024
Allowance for credit losses	$(13,176)
Less: allowance for credit losses related to credit enhanced loans	(111)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$(13,065)

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held for investment with credit enhancement as of December 31, 2024 was approximately $0.9 million.